SCHEDULE 14C
                                 (RULE 14c-201)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:


[X] Preliminary information statement [ ] Confidential for use of the Commission only (as permitted by Rule 14c-5(d)(2))
 [ ] Definitive information statement

                       FORLINK SOFTWARE CORPORATION, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

 [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

 (1) Title of each class of securities to which transaction applies:

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 (2) Aggregate number of securities to which transaction applies:

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       to Exchange Act Rule 0-11.  (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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 (4) Proposed maximum aggregate value of transaction:

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 (5) Total fee paid:

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                                        1
 [ ] Fee paid previously with preliminary materials:

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[    ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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 (1)     Amount previously paid:

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                              FANG YUAN MANSION 9F,
                      ZHONGGUANCUN SOUTH STREET YI NO. 56,
                      HAIDIAN DISTRICT, BEIJING, PRC 100044

                              INFORMATION STATEMENT
                 ----------------------------------------------

                                     GENERAL
                              ---------------------


             NOTICE AND INFORMATION STATEMENT DATED MARCH ____, 2001

TO THE STOCKHOLDERS OF FROLINK SOFTWARE CORPORATION, INC.

In accordance with the provisions of Section 78.320 of the Nevada General Corporate Law ("NGCL"), notice is hereby given that a majority of the owners of Forlink Software Corporation, Inc. owning 18,475,000 shares of Forlink Software Corporation, Inc. representing 72.5% will be voting on March ____, 2001 to acquire all of the outstanding stock of Beijing Slait Science & Technology Development Limited Co., a China corporation ( the "Company") having not less than the minimum number of votes that would be necessary to authorize or take such action, as described below has, by written 2 consent without a meeting and without a vote, on March _____, 2001 ("the written consent") in lieu of any meting taken the following shareholder actions:

Only holders of record of the Company stock at the close of business on March __, 2001, are entitled to receive notice of the informal action by the shareholders in accordance with Section 78.320 of the NGCL. This Information Statement is being sent on or about March ____, 2001 to such holders of record. No response is being requested from you and you are requested not to respond to this Information Statement. In accordance with Section 78.320 of the NGCL, unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.


            WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED

                             NOT TO SEND US A PROXY.


Company:
Fang Yuan Mansion 9F
Zhongguancun South Street Yi No. 56
Haidian District, Beijing, PRC 100044
Tel. 011-8610 8802 6368


                       FORLINK SOFTWARE CORPORATION, INC.

                     INFORMATION STATEMENT FOR SHAREHOLDERS


No Solicitation of Votes

Under Section 78.320 of the NGCL, in lieu of a meeting, shareholder action may be taken by written consent of a majority of the outstanding shares necessary to authorize the transaction. The officers and directors of Forlink Software Corporation, Inc. owned 18,475,000 shares of common stock of the Company, which represents approximately 72.5% of the total number of outstanding shares of the Company eligible to vote before the transaction occurs. Therefore, other than the officers and directors, no vote of any other shareholder of the Company will be required to authorize the acquisition.

The Board of Directors of the Company approved the acquisition at a meeting on March ___, 2001.

                             PRINCIPAL STOCKHOLDERS

     So far is known to the Company, the following table sets forth the beneficial owners of

                                                                               3
5% or more of the Common Stock as of March ____, 2001. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as amended, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

(a) Beneficial Ownership before the Acquisition of Beijing Slait Science and Technology Development Limited, Co. and shares that approved the acquisition.

--------- ------------------------------- --------------------------- ----------
Title      Name and Address                Amount and Nature of       %of Class
of Class   of Beneficial Owner             Percent
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
Common     Liang Che
--         Zhong Zhi SRP Co                5,781,000                    22.7%
--         Shen Nan Zhong RD Shnzhn        Director, CEO, Treasurer
--         Guang Dong Province             -
--         China                           -
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
--         Wei, Song
--         No. 6 BLDG S Dong Cheng         5,612,500                    22%
--         E. Dist. Saio Zhen Pantu        Director
--         Guang Dong Pro                  -
--         China                           -
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
--         Xiaoxia Zhao
--         231-2-501 Hui Xing Li             5,790,500                   22.7%
--         Chao Yang District                President Chairman
--         Beijing                           -
--         China                             -
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
--         Cede & Co                        -                            13.4%
--         P.O. Box 222                     -
--         Bowling Green Station            -
--         New York, New York 10274         3,409,345
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
--         Jei Zhang                        -                            5.1%
--         No. 21 Shiu Jun Nan Nie          -
--         Guangzhou                        -
--         Guang Dong Province              1,291,000
--         China                            Director , Secretary
--------- ------------------------------- ---------------------------- ---------
--------- ------------------------------- ---------------------------- ---------
--         Michael J.A. Harrop               -                           4.7%
--         94 Rue de Lausanne                -
--         Geneva SWITZERLAND                -
--         CH1202                          1,200,000
--------- ------------------------------- ---------------------------- ---------


All Officers and Directors as a group owned 79.8% prior to the acquisition of Beijing Slait Science and Technology Development Limited, Co.



As a result of the acquisition of Beijing Slait Science and Technology Development Limited, Co. and the issuance of 59,430,000 shares of common stock bringing the new total outstanding stock to 84,900,000, the new officers directors and beneficial owners are as follows.















--------------- ---------------------- ---------------------------- ------------

Title            Name of Beneficial     Amount and Nature of
of Class         Owner                  Percent                      % of Class
--------------- ----------------------- ---------------------------- -----------
--------------- ----------------------- ---------------------------- -----------


   Common          *  Liang Che          5,781,000                     6.8%


--------------- ------------------------ ---------------------------- ----------
--------------- ------------------------ ---------------------------- ----------


                   *  Wei, Song           5,612,500                    6.6%


--------------- ------------------------- ---------------------------- ---------
--------------- ------------------------- ---------------------------- ---------


                   ** Xiaoxia Zhao        5,790,500                     6.8%
                                          Chairman, Secretary,
                                          Treasurer
--------------- ------------------------- ---------------------------- ---------
--------------- ------------------------- ---------------------------- ---------

                   *  Jing Zeng            5,260,000                     6.1%
--------------- ------------------------- ---------------------------- ---------
--------------- ------------------------- ---------------------------- ---------

                   ** Yi He                 23,800,000                   28%
                                            President, Director
--------------- -------------------------- ---------------------------- --------
--------------- -------------------------- ---------------------------- --------


                   * Honkeung Lam            9,000,000                   10.6%
                                             Director
--------------- --------------------------- ---------------------------- -------




     *     5% or greater shareholder
     **    Officer Director after the acquisition.


Forlink Software Corporation, Inc. is not required to solicit and is not soliciting votes or consents from any of the Company's other shareholders. Recent Transactions

Organization and Corporate History


Forlink Software Corporation Inc. (Formerly Light Energy Management, Inc. and formerly Why Not?, Inc.) is a Nevada corporation which was originally incorporated on January 7, 1986 under the laws of the State of Utah under the name of Why Not?, Inc. and subsequently reorganized under the laws of Nevada on December 30, 1993. The Company's reorganization plan was formulated for the purpose of changing the state of domicile and provided that the Company form a new corporation in Nevada which acquired all of the contractual obligations, shareholder rights and identity of the Utah corporation, and then the


                                                                               5
Utah corporation was dissolved. The Company is in the developmental stage, and its operations to date have been limited.

         On November 3, 1999, the Company entered into a Plan of Reorganization with Beijing Shijiyonglian Ruanjian Jishu Youxian Gongsi (Beijing Forlink Software Technology Co. Ltd, (hereinafter "BFSTC"), under the terms of which BFSTC gained control of the Company.

         Pursuant to the Plan of Reorganization, the Company acquired 100% of the issued and outstanding shares of BFSTC in exchange for 20,000,000 shares of the Company's authorized, but unissued, common stock. BFSTC is engaged in the Internet e-commerce and Internet software development business, and the Internet vertical portal business. The business of BFSTC became the business of the Company.


         In May of 1998, the Company entered into an agreement under the terms of which it intended to merge with Teknocapital Finance Ltd. Pursuant to that merger agreement, the shareholders of Teknocapital would exchange 100% of the issued and outstanding shares of Teknocapital for 4,000,000 of the Company's common stock. Pursuant to that agreement, the existing Board of Directors of Why Not?, Inc. resigned. New members were appointed to fill their vacancies and Teknocapital management assumed responsibility for the Company's affairs.

         Thereafter, the merger agreement with Teknocapital was substantially modified. Specifically, the consideration given for the issuance of the 4,000,000 shares of the Company's common stock was changed from 100% of the issued and outstanding shares of Teknocapital to the execution of promissory notes totaling $ 275,000 payable to the Company by Harrop & Co. With the execution of these promissory notes, the merger with Teknocapital was abandoned and the Company continued its activities as an unfunded venture in search of a suitable business acquisition or business combination. In November, 1998 the Company's name was changed to Light Energy Management, Inc. in anticipation of merging with another company. The merger did not occur, but the Company was unable to register the old name of Why Not?, Inc.

Prior to May of 1998, the Company operated as an unfunded venture. The Company's operations were funded through loans from officers, directors and major shareholder in amounts sufficient to enable the Company to satisfy its reporting and other obligations as a public company, and to commence, on a limited basis, the process of investigating possible merger and acquisition candidates.

         In May of 1998, the Company entered into an agreement under the terms of which it intended to merge with a company named Teknocapital Finance, Ltd. The Company entered into this agreement in hopes of developing a proprietary internet based business information delivery technology called "Bizzmoz". The Company intended to market Bizzmoz as an interactive information interface between a sponsoring business or group and their selected audiences. Soon after the agreement with Teknocapital in May of 1998, management came to believe that the Company was more valuable as a vehicle for a business combination with a line of business other than that proposed by the Teknocapital merger. As a result, management chose to modify the consideration given for the issuance of the 4,000,000 shares of the Company's common stock issued in connection with the Teknocapital transaction. Rather than the acquisition of all of the issued and outstanding shares of Teknocapital, the consideration

                                                                               6
for the issuance of these shares became the execution of promissory notes by the shareholders. Thereafter, and throughout 1998, the Company once again operated with capital contributions by management aimed solely at maintaining the Company's reporting status and attractiveness as a candidate for combination with another business.

Beijing Slait Science & Technology Development Limited Co. Acquisition:

On January 11, 2001, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with Forlink Software Corporation, Inc. to purchase 100% ownership of Beijing Slait Science & Technology Development Limited Co. in exchange for Common Stock of the Company. Beijing Slait Science & Technology Development Limited Co. ("SLAIT") is an Application Integration Technology (AIT) provider.



Established in 1998, The SLAIT Company is focusing on offering the Application Integration Technology (AIT) and its applications. SLAIT also provides the application total solutions of AIT for several industries: Telecommunications, Financial Services, the Retailers and Third Party Logistics.

Based on its principle - Technology, Service and Quality are in First Priority, the company provides the customers with state-of-art products and services in both software and hardware, helps enterprises to offer e-commerce service to their customers. Among these enterprises, there are Beijing Mobile Communication Company, PICC (People's Insurance Company of China), and the Agricultural Bank of China Guangdong Branch.

SLAIT provides services for training consultation and e-commerce transactions and focuses on assisting customers in providing reliable e-commerce services total application solutions. SLAIT also assists enterprises in various industries in fully utilizing their existing investments in developing new integrated application systems.

SLAIT has approximately 80 employees to include recognized senior technical, sales and project management professionals with a great deal of experience, intensive spirit of progress and consciousness toward innovation. The company has newly established offices in the main cities of China with professional experts for customer support.
I.       Company business

SLAIT's business is focused in three areas : (1) Developing enterprise application software, (2) Developing enterprise application integration (EAI) platforms and tools, (3) application solutions consulting for enterprises II. Products and tools

SLAIT has two application integration platforms : TPCS and ORBCS . They are as follows:
(1)      Transaction Process Control  System -- TPCS

     TPCS is based on an X/OPEN distributed Traction Process (DTP) model. TPCS provides a platform and tools for distributed application development. At present, TPCS 2.0 has been widely

                                                                               7

     used in many large application projects and products, such as Business Operation Support Systems (BOSS) used by China mobile communications Corp.(CMCC), data center of People's Insurance of China Corp.(PICC), etc. TPCS supports many operating systems environments ,such as HP HP-UX , IBM AIX , SUN Solaris , SCO UNIX and windows platforms.
(2)      Object Request Broker Control System -- ORBCS

     ORBCS is based on OMG Common Object Request Broker Specification (CORBA). ORBCS is an application integration platform which SLAIT is developing. ORBCS 1.0 (based on CORBA 2.3) is used in Data Center projects of Beijing Mobile Communication Corp. (BMCC). We expect the new application integration platform to be widely used in many projects in the near future. Combined with Software Engineering Environment (SEE) technology (such as the Software Capability Maturity Model -SW-CMM), ORBCS promises to be higher in productivity and quality of application development.

     SLAIT has developed many application systems and solutions in several areas , such as mobile communication, banking and large enterprises.
III.     Market Analysis

SLAIT is focusing on the market of application integration. We believe the market in China has just started. Because of lack of infrastructure of application systems, the requirement of many enterprises for application integration is weak. But some areas, such as mobile communication, banking and some modern enterprises., have requirements to integrate application systems in enterprises (A2A). We believe that based on the development of the Internet and communications in China , the requirement of application integration tehnology
(AIT) and its solutions for the network economy will be continue to increase.

At present SLAIT has completed large quantities of application integration projects in fields such as telecommunications, banking, insurance and e-commerce. The offerings include integrated application solutions, requirement analysis, planning proposal, systems design, equipment selection, software development, installation and debugging, risk management and systems maintenance. The company's business has spread through nearly 20 provinces, cities and autonomous regions. We believe in excellent technique, sincere and cooperative attitude and perfect after-sale service. We have received favorable comments form our customers.

The SLAIT Company is focusing on offering the Enterprise Application Integration Technology (AIT) and its applications. SLAIT also provides the application total solutions of AIT for several industries: mobile communications, bank and large enterprise. Most technologies on the market today that enable enterprise application integration (EAI) address only one or two aspects of integration, forcing users to make multiple buying decisions to integrate portals with their enterprises. In contrast , with SLAIT integration solutions, we offer the robust integration brokering and data center technology needed to address the converging requirements of application-to application(A2A), business-to business
(B2B) and business-to-consumer (B2C) integration at the Web portal . There are



                                                                               8

two integration platforms within SLAIT solutions :
1)       TPCS
2)       ORBCS

The two integration platforms have been introduced at above section.

The requirement for EAI solutions is very large. The result of IDC research (www.idc.com) shows that EAI solutions will increase 400% from $2.2 billion in 1998 to 11.6 billion in 2003. The other leading IT research institute - Gartner Group (www.gartnergroup.com) thinks 98% of new applications will be supported by EAI technologies in 2001.

Their revenues are derived from binding contracts of applications software, hardware and integration services. We generate revenues from our two principal businesses : application software and integration solutions. Integration solution revenues consist of hardware sales and services including requirement analysis, planning proposals, systems design, equipment selection, installation and debugging, risk management and system maintenance etc.

The following are SLAIT's target market areas in 2001:
1)       Mobile Communications

    At present, the largest mobile company in the world is China Mobile Communications Corp.(CMCC). CMCC owns about 80% of the mobile users in china. The number of mobile users is about 50 million.

    SLAIT is one of the earliest entrants in the market of mobile billing along with customer and account management systems. The user list of SLAIT includes Beijing Mobile Communications Corp.(CMCC)and Chongqing Mobile Communications Corp..

IV.      Cooperative Partners

SLAIT is the authorized value added reseller of HP, CISCO, and has experience in server and workstations for HP along with sales and technical support for network products for CISCO. In addition, SLAIT also maintains relationships with GE, IBM, SUN, ORACLE ,INFORMIX and BEA Systems in marketing and development.

SLAIT's technique is not only approved by the customers, but also recognized by the cooperative partners, and was awarded recognition in the following areas:

         HP The best line value-added agent in 1998

         HP Asia-Pacific achievement rapid growing prize in 1998

         HP The best sales achievement prize in 1998

         HP Excellent sales achievement prize in 1999

         HP The Best Co-operation prize in 1999

                                                                               9
V.       Competitive Analysis

At present, there are only a few software companies focusing on application integration in China. Most of the software companies in China are focusing on developing application software based on PC or concentrating systems . We feel that the market of EAI is very large in China. We think that management and technique are the keys to the market. We have done a great deal of work in these areas.

There are three main competitors: Asiainfo Corp, Legend Corp. and China software Corp. SLAIT's past and present customer list includes:
o        Banking
|X| Inter-city Banking System (ICBS) of Agricultural Bank of China, Guangdong province.
|X| Network System for Public Service of Agricultural Bank of China, Jiangmen, Guangdong province.
|X|  ISC  BC  III  emulation  system  transaction   control  interface  (TCI)  o
     Telecommunication
|X| Integrated  charging and business  system of Beijing
     Mobile
Communication Company. |X| Business and accounting system of Chongqing Mobile Communication Company o Insurance
|X|      Office automation system of  PICC
|X|      Secretarial document management system for insurance
|X|      PICC data centralized treatment system
|X|      PICC manager checking system
|X|      PICC vehicle damage-assessment system
o        Retail

      Management Information System of Beijing Wanfang Supermarket
o        Network Engineering
|X| Integrated network system project of Beijing Mobile Communication Company |X| Wiring and network project of cities and regions under, and for PICC Henan
     (province) branch
|X|  Wiring and network project of PICC Jinan Branch
|X|  Wiring and network project of PICC Jiangxi Province branch
|X|  Wiring and network project of cities and regions under, and for PICC Dalian
     (city) branch

|X|      Network project of Tianshan Hotel
|X|      Network project of Qiaoyuan Hotel

A Form 8-K will be filed with the Securities and Exchange Commission, as soon as the acquisition closes in order for it to be reported.. Attached as exhibit 1is a copy of the Agreement.

The terms of the Agreement include the following:

(A)the Company will be acquiring 100% of the issued and outstanding Common Stock of Beijing Slait Science & Technology Development Limited Co., making Beijing Slait Science & Technology Development Limited Co. a wholly owned subsidiary of the Company. The number of issued and outstanding Common Stock of Beijing Slait Science & Technology Development Limited Co. is 59,430,000 with a par value of $0.001 per share; and

(B) in  consideration  for the  acquisition  of the above shares,  Beijing Slait
Science & Technology Development Limited Co., a Peoples Republic of China corporation surrendered 1,000,000 shares restricted Common Stock of the Company, representing 100% of the outstanding Common Stock.

Board of Directors

As part of the transaction, Messeurs Liang Che, Jie Zang, Wei Song, Michael Harrop, Shengli Ma and Kanghua He resigned from the Board of Directors. Messeurs Yi He and Honkeung Lam were appointed as new Directors to fill the vacancies.

The Officers and Directors along with their respective Biographies are as follows:

Xiaoxia Zhao,
Chairman of the Board of Directors, Secretary, Treasurer

Mr. Zhao has a Master's Degree in Computer Science. From Jan. 1998 - Oct. 1998 Mr. Zhao was the Vice President and Chief Technical Officer of GBS InfoTech. Co. where he Designed and supervised the creation of Tonghua search engine and portal site: www.tonghua.com.cn. It has become one of the most famous sites in China within half a year. Was in charge of Beijing Telecom 8188 ISP project. The site (www.cj).net.cn) has been in operation since 1998 and has become an ISP with 100 million Yuan monthly revenue. Cooperating with the Great Wall Computer Group Co., led the development of the China National Commodity Exchange (www.ccec.com.cn). The system is based on IBM RISC/6000, AIX and NetCommerce and has been in operation since August, 1998. Cooperating with Legend PDA network software.

Aug. 1997 - Jan. 1998: Chief Engineer, Beijing Long Ma Software Development Co. Ltd. In charge of technology management. In charge of system integration department. Obtained the contract to develop the first phase of the Tonghua project.

1996 - 1997: Yahoo!Japan leading engineer In charge of Yahoo!Japan operation and support. Cooperated with Panasonic to develop specialized search engine. Worked with Lotus on category and search system development. Worked with Reuters and Daily News on news page

                                                                              11
development.

1991 - 1996: System Engineer, Japan Itochu Group CRC Research Institute. Developed Itochu automobile export system. Itochu financial system. In charge of Great Wall Unix operating system technical support.

1989 - 1991: Project Manager, China Great Wall Computer Group Co. Participated Great Wall Unix Chinese system development. Was in charge of Sco Xenix 2.21 - Sco Unix 3.2 Chinese system development. In charge of Great Wall Unix operating system technical support.

Yi He
President Director

Mr. He has a Master's Degree in Computer Science. From Jan. 1998 - present Mr. He was the Founder, Chairman and President of Beijing SLAIT Science & Technology Development Limited Co.

Mar. 1993 - Jan. 1998: Mr. He was the President of Beijing Sunny Computer System Engineering Co.

Aug. 1990 - Aug. 1992 Project Manager of China Great Wall Computer Group Co. Sept. 1987 - Jul. 1990 Studied in the Computer Science Department of Peking University
Sept. 1983 - Jul. 1987 Studied in the Computer Science Department of
Xi'an JiaoTong University

Honkeung Lam
Director

From Jul. 2000 - present Mr. Lam was the Chairman of Beijing Hi Sun in soft Information Technology Ltd.

Jun. 1998 - Jun. 2000 Mr. Lam was the Chairman and President of Beijing Jinshili Information Technology Ltd.

1992 - Feb. 1998 Mr. Lam was the Manager of Beijing office of Taiwan Acer Computer (Far East) Co.

1988 - 1991 Mr. Lam was the Manager of Beijing office of American Altos Computer (Far East) Co

More Information

This Information Statement is provided for information purposes only. We are not soliciting proxies in connection with the items described herein. You are not required to respond to this Notice. The accompanying Information Statement is for information purposes only. Please


                                                                              12
read the accompanying information statement carefully.

The Company files annual, quarterly and special reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information the Company files at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or on the SEC's web site, http://www.sec.gov.

You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of the filings of the Company has made with SEC directly from the Company by requesting them in writing or by telephone at the following address:

Company:
Fang Yuan Mansion 9F
Zhongguancun South Street Yi No. 56
Haidian District, Beijing, PRC 100044
Tel. 011-8610 8802 6368

Payment of Expenses

The payment of expenses related to the preparation and filing of this Information Statement has been made by the Company.